                                                EX-99.B(p)cicode

                               CODE OF ETHICS

                       Waddell & Reed Financial, Inc.
                            Waddell & Reed, Inc.
                Waddell & Reed Investment Management Company
                       Austin, Calvert & Flavin, Inc.
                  Fiduciary Trust Company of New Hampshire
                        Waddell & Reed Advisors Funds
                              W & R Funds, Inc.
                           W&R Target Funds, Inc.

                                            As Revised:  November 15, 2000

1. Preface

   Rule 17j-1 of the Investment Company Act of 1940 (the "Act") requires registered investment companies and their investment advisers and principal underwriters to adopt codes of ethics and certain other requirements to prevent fraudulent, deceptive and manipulative practices. Each investment company in Waddell & Reed Advisors Funds,
   W & R Funds, Inc. and W&R Target Funds, Inc. (each a "Fund," and collectively the "Funds") is registered as an open-end management investment company under the Act. Waddell & Reed, Inc. ("W&R") is the principal underwriter of each of the Funds. Waddell & Reed Investment
   Management Company ("WRIMCO") is the investment adviser of the Funds and may also serve as investment adviser to institutional clients other than the Funds. Austin, Calvert & Flavin, Inc. ("ACF") is a subsidiary of WRIMCO and serves as investment adviser to individuals and institutional clients other than the Funds. Fiduciary Trust
   Company of New Hampshire ("FTC"), is a trust company and a subsidiary of W&R; Waddell & Reed Financial, Inc. ("WDR") is the public holding company. Except as otherwise specified herein, this Code applies to all employees, officers and directors of W&R, WRIMCO, ACF and the
   Funds, (collectively, the "Companies").

   This Code of Ethics (the "Code") is based on the principle that the officers, directors and employees of the Companies have a fiduciary duty to place the interests of their respective advisory clients first, to conduct all personal securities transactions consistently with this Code and in such a manner as to avoid any actual or potential conflict of interest or any abuse of their position of trust and responsibility, and to conduct their personal securities transactions in a manner which does not interfere with the portfolio transactions of any advisory client or otherwise take unfair advantage of their relationship to any advisory client. Persons covered by this
   Code must adhere to this general principle as well as comply with the specific provisions of this Code. Technical compliance with this Code will not insulate from scrutiny trades which indicate an abuse of an individual's fiduciary duties to any advisory client.

   This Code has been approved, and any material change to it must be approved, by each Fund's board of directors, including a majority of the Fund's Disinterested directors.

2. Definitions

   "Access Person" means (i) any employee, director, officer or general partner of a Fund, W&R, WRIMCO or ACF, (ii) any director or officer of
   FTC or WDR or any employee of any company in a control relationship to the Companies who, in the ordinary course of his or her business, makes, participates in or obtains information regarding the purchase or sale of securities for an advisory client or whose principal function or duties relate to the making of any recommendation to an advisory client regarding the purchase or sale of securities and (iii)
   any natural person in a control relationship to the Companies who obtains information concerning recommendations made to an advisory client with regard to the purchase or sale of a security. A natural person in a control relationship or an employee of a company in a control relationship does not become an "Access Person" simply by virtue of the following:  normally assisting in the preparation of public reports, but not receiving information about current recommendations or trading; or a single instance of obtaining knowledge of current recommendations or trading activity, or infrequently and inadvertently obtaining such knowledge. The Legal
   Department, in cooperation with department heads, is responsible for determining who are Access Persons.

   "Advisory Client" means any client (including both investment companies and managed accounts) for which WRIMCO or ACF serves as an investment adviser, renders investment advice or makes investment decisions.

   A security is "being considered for purchase or sale" when the order to purchase or sell such security has been given to the trading room, or prior thereto when, in the opinion of the portfolio manager or division head, a decision, whether or not conditional, has been made
   (even though not yet implemented) to make the purchase or sale, or when the decision-making process has reached a point where such a decision is imminent.

   "Beneficial Ownership" shall be interpreted in the same manner as it would be under Rule 16a-1(a)(2) under the Securities Exchange Act of
   1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the Securities Exchange Act of
   1934. (See Appendix A for a more complete description.)

   "Control" shall have the same meaning as that set forth in Section
   2(a)(9) of the Act.

   "De Minimis Transaction" means a transaction in an equity security (or an equivalent security) which is equal to or less than 300 shares, or is a fixed-income security (or an equivalent security) which is equal to or less than $15,000 principal amount. Purchases and sales, as the case may be, in the same security or an equivalent security within 30 days will be aggregated for purposes of determining if the transaction meets the definition of a De Minimis Transaction.

   "Disinterested Director" means a director who is not an "interested person" within the meaning of Section 2(a)(19) of the Act.

   "Equivalent Security" means any security issued by the same entity as the issuer of a subject security, including options, rights, warrants, preferred stock, restricted stock, phantom stock, bonds and other obligations of that company, or security convertible into another security.

   "Immediate Family" of an individual means any of the following persons who reside in the same household as the individual:

        child               grandparent         son-in-law
        stepchild           spouse              daughter-in-law
        grandchild          sibling             brother-in-law
        parent              mother-in-law       sister-in-law
        stepparent          father-in-law

   Immediate Family includes adoptive relationships and any other relationship (whether or not recognized by law) which the Legal
   Department determines could lead to possible conflicts of interest, diversions of corporate opportunity, or appearances of impropriety which this Code is intended to prevent.

   "Investment Personnel" means those employees who provide information and advice to a portfolio manager or who help execute the portfolio manager's decisions.

   "Large Cap Transaction" means a purchase or sale of securities issued by (or equivalent securities with respect to) companies with market capitalization of at least $2.5 billion.

   "Non-Affiliated Director" is a Director that is not an affiliated person of W&R.

   "Portfolio Manager" means those employees entrusted with the direct responsibility and authority to make investment decisions affecting an
   Advisory Client.

   "Purchase or sale of a security" includes, without limitation, the writing, purchase or exercise of an option to purchase or sell a security, conversions of convertible securities and short sales.

   "Security" shall have the meaning set forth in Section 2(a)(36) of the
   Act, except that it shall not include shares of registered open-end investment companies, securities issued by the Government of the

   United States, short-term debt securities which are "government securities" within the meaning of Section 2(a)(16) of the Act, bankers' acceptances, bank certificates of deposit, commercial paper, high quality short-term debt instruments, including repurchase agreements, and such other money market instruments as are designated by the boards of directors of the Companies.

   Security does not include futures contracts or options on futures contracts (provided these instruments are not used to indirectly acquire an interest which would be prohibited under this Code), but the purchase and sale of such instruments are nevertheless subject to the reporting requirements of this Code.

   "Security held or to be acquired" by an Advisory Client means (a) any security which, within the most recent 15 days, (i) is or has been held by an Advisory Client or (ii) is being or has been considered for purchase by an Advisory Client, and (b) any option to purchase or sell, and any security convertible into or exchangeable into, a security described in the preceding clause (a).

3. Pre-Clearance Requirements

   Except as otherwise specified in this Code, all Access Persons, except a Non-Affiliated Director or a member of his or her Immediate Family, shall clear in advance through the Legal Department any purchase or sale, direct or indirect, of any Security in which such Access Person has, or by reason of such transaction acquires, any direct or indirect
   Beneficial Ownership; provided, however, that an Access Person shall not be required to clear transactions effected for securities held in any account over which such Access Person does not have any direct or indirect influence or control.

   For accounts affiliated with Waddell & Reed, Inc. or any of its affiliates or related companies ("affiliated accounts"), WRIMCO must clear in advance purchases of equity securities in initial public offerings only.

   Except as otherwise provided in Section 5, the Legal Department will not grant clearance for any purchase by an Access Person if the
   Security is currently being considered for purchase or being purchased by any Advisory Client or for sale by an Access Person if currently being considered for sale or being sold by any Advisory Client. If the
   Security proposed to be purchased or sold by the Access Person is an option, clearance will not be granted if the securities subject to the option are being considered for purchase or sale as indicated above.
   If the Security proposed to be purchased or sold is a convertible security, clearance will not be granted if either that security or the securities into which it is convertible are being considered for purchase or sale as indicated above. The Legal Department will not grant clearance for any purchase by an affiliated account of any security in an initial public offering if an Advisory Client is considering the purchase or has submitted an indication of interest in purchasing shares in such initial public offering. For all other purchases and sales of securities for affiliated accounts, no clearance is necessary, but such transactions are subject to WRIMCO's
   Procedures for Aggregation of Orders for Advisory Clients, as amended from time to time.

   The Legal Department may refuse to preclear a transaction if it deems the transaction to involve a conflict of interest, possible diversion of corporate opportunity, or an appearance of impropriety.

   Clearance is effective, unless earlier revoked, until the earlier of
   (1) the close of business on the fifth trading day, beginning on and including the day on which such clearance was granted, or (2) such time as the Access Person learns that the information provided to the
   Legal Department in such Access Person's request for clearance is not accurate. If an Access Person places an order for a transaction within the five trading days but such order is not executed within the five trading days (e.g., a limit order), clearance need not be reobtained unless the person who placed the original order amends such order in any way. Clearance may be revoked at any time and is deemed revoked if, subsequent to receipt of clearance, the Access Person has knowledge that a Security to which the clearance relates is being considered for purchase or sale by an Advisory Client

4. Exempted Transactions

   The pre-clearance requirements in Section 3 and the prohibited actions and transactions in Section 5 of this Code shall not apply to:

   (a)  Purchases or sales which are non-volitional on the part of either the Access Person or the Advisory Client. This exemption includes accounts managed by WRIMCO, on a discretionary basis, that are deemed to be beneficially owned by an Access Person.

   (b)  Purchases which are part of an automatic dividend reinvestment plan.

   (c)  Purchases effected upon the exercise of rights issued by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired from such issuer, and sales of such rights so acquired.

   (d)  Transactions in securities of WDR; however, individuals subject to the Insider Trading Policy remain subject to such policy. (See
        Appendix B).

   (e)  Purchases or sales by a Non-Affiliated Director or a member of his or her Immediate Family.

5. Prohibited Actions and Transactions

   Clearance will not be granted under Section 3 with respect to the following prohibited actions and transactions. Engaging in any such actions or transactions by Access Persons will result in sanctions, including, but not limited to, the sanctions expressly provided for in this Section.

   (a)  Except with respect to Large Cap Transactions, Investment
        Personnel and Portfolio Managers shall not acquire any security for any account in which such Investment Personnel or Portfolio
        Manager has a beneficial interest, excluding the Funds, in an initial public offering of that security.

   (b)  Except with respect to Large Cap Transactions, Access Persons shall not execute a securities transaction on a day during which an Advisory Client has a pending buy or sell order in that same security or an equivalent security until that order is executed or withdrawn. An Access Person shall disgorge any profits
        realized on trades within such period.

   (c)  Except for De Minimis Transactions and Large Cap Transactions, a
        Portfolio Manager shall not buy or sell a Security within seven
        (7) trading days before or after an Advisory Client that the
        Portfolio Manager manages trades in that Security or an
        equivalent security. A Portfolio Manager shall disgorge any profits realized on such trades within such period.

   (d)  Except for De Minimis Transactions and Large Cap Transactions,
        Investment Personnel and Portfolio Managers shall not profit in the purchase or sale, or sale and purchase, of the same (or equivalent) securities within sixty (60) calendar days. The Legal
        Department will review all such short-term trading by Investment
        Personnel and Portfolio Managers and may, in its sole discretion, allow exceptions when it has determined that an exception would be equitable and that no abuse is involved. Investment Personnel and Portfolio Managers profiting from a transaction shall
        disgorge any profits realized on such transaction. This section shall not apply to options on securities used for hedging
        purposes for securities held longer than sixty (60) days.

   (e)  Except with respect to Large Cap Transactions, Investment
        Personnel and Portfolio Managers shall not acquire a security in a private placement, absent prior authorization from the Legal
        Department. The Legal Department will not grant clearance for the acquisition of a security in a private placement if it is
        determined that the investment opportunity should be reserved for an Advisory Client or that the opportunity to acquire the
        security is being offered to the individual requesting clearance by virtue of such individual's position with the Companies. An individual who has been granted clearance to acquire securities in a private placement shall disclose such investment when participating in an Advisory Client's subsequent consideration of an investment in the issuer. A subsequent decision by an Advisory
        Client to purchase such a security shall be subject to
        independent review by Investment Personnel with no personal interest in the issuer.

   (f)  An Access Person shall not execute a securities transaction while in possession of material non-public information regarding the security or its issuer.

   (g)  An Access Person shall not execute a securities transaction which is intended to result in market manipulation, including but not limited to, a transaction intended to raise, lower, or maintain the price of any security or to create a false appearance(s) of active trading.

   (h)  Except with respect to Large Cap Transactions, an Access Person shall not execute a securities transaction involving the purchase or sale of a security at a time when such Access Person intends, or knows of another's intention, to purchase or sell that
        security (or an equivalent security) on behalf of an Advisory
        Client. This prohibition would apply whether the transaction is in the same (e.g., two purchases) or the opposite (a purchase and sale) direction as the transaction of the Advisory Client.

   (i)  An Access Person shall not cause or attempt to cause any Advisory
        Client to purchase, sell, or hold any security in a manner calculated to create any personal benefit to such Access Person or his or her Immediate Family. If an Access Person or his or her
        Immediate Family stands to materially benefit from an investment decision for an Advisory Client that the Access Person is
        recommending or in which the Access Person is participating, the
        Access Person shall disclose to the persons with authority to make investment decisions for the Advisory Client, any beneficial interest that the Access Person or his or her Immediate Family has in such security or an equivalent security, or in the issuer thereof, where the decision could create a material benefit to the Access Person or his or her Immediate Family or result in the appearance of impropriety.

   (j)  Investment Personnel and Portfolio Managers shall not accept from any person or entity that does or proposes to do business with or on behalf of an Advisory Client a gift or other thing of more than de minimis value or any other form of advantage. The
        solicitation or giving of such gifts by Investment Personnel and
        Portfolio Managers is also prohibited. For purposes of this subparagraph, "de minimis" means $75 or less if received in the ordinary course of business.

   (k)  Investment Personnel and Portfolio Managers shall not serve on the board of directors of publicly traded companies, absent prior authorization from the Legal Department. The Legal Department will grant authorization only if it is determined that the board service would be consistent with the interests of any Advisory
        Client. In the event board service is authorized, such
        individuals serving as directors shall be isolated from those making investment decisions through procedures designed to safeguard against potential conflicts of interest, such as a
        Chinese Wall policy or investment restrictions.

6. Reporting by Access Persons

   (a)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall require a broker-dealer or bank effecting a transaction in any security in which such Access
        Person has, or by reason of such transaction acquires, any direct or indirect Beneficial Ownership in the security to timely send duplicate copies of each confirmation for each securities
        transaction and periodic account statement for each brokerage account in which such Access Person has a beneficial interest to
        Waddell & Reed, Inc., Attention: Legal Department.

   (b)  Each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall report to the Legal
        Department no later than 10 days after the end of each calendar quarter the information described below with respect to
        transactions during the quarter in any security in which such
        Access Person has, or by reason of such transaction acquired, any direct or indirect Beneficial Ownership in the security and with respect to any account established by the Access Person in which securities were held during the quarter for the direct or
        indirect benefit of the Access Person; provided, however, that an
        Access Person shall not be required to make a report with respect to transactions effected for or securities held in any account over which such Access Person does not have any direct or
        indirect influence or control:

        (i)  The date of the transaction, the name, the interest rate and maturity date (if applicable), the number of shares and the principal amount of the security;

        (ii) The nature of the transaction (i.e., purchase, sale or any other type of acquisition or disposition);

        (iii)The price at which the transaction was effected;

        (iv) The name of the broker, dealer or bank with or through whom the transaction was effected and, with respect to an account described above in this paragraph, with whom the Access
             Person established the account;

        (v)  The date the account was established; and

        (vi) The date the report is submitted.

   (c)  Upon commencement of employment, or, if later, at the time he or she becomes an Access Person each such Access Person, except a
        Non-Affiliated Director or a member of his or her Immediate
        Family, shall provide the Legal Department with a report that discloses:

        (i)  The name, number of shares and principal amount of each security in which the Access Person had any direct or
             indirect Beneficial Ownership when he or she became an
             Access Person;

        (ii) The name of any broker, dealer or bank with which the Access
             Person maintained an account in which securities were held for the direct or indirect benefit of the Access Person as of the date he or she became an Access Person; and

      (iii)  The date of the report.

        Annually thereafter, each Access Person, except a Non-Affiliated
        Director or a member of his or her Immediate Family, shall provide the Legal Department with a report that discloses the following information (current as of a date no more than 30 days before the report is submitted):

        (i)  The name, number of shares and principal amount of each security in which the Access Person had any direct or
             indirect Beneficial Ownership;

        (ii) The name of any broker, dealer or bank with which the Access
             Person maintains an account in which securities were held
             for the direct or indirect benefit of the Access Person; and

       (iii) The date the report is submitted.

        However, an Access Person shall not be required to make a report with respect to securities held in any account over which such
        Access Person does not have any direct or indirect influence or control.

        In addition, each Access Person, except a Non-Affiliated Director or a member of his or her Immediate Family, shall annually certify in writing that all transactions in any security in which such Access Person has, or by reason of such transaction has acquired, any direct or indirect Beneficial Ownership have been reported to the Legal Department. If an Access Person had no transactions during the year, such Access Person shall so advise the Legal Department.

   (d)  A Non-Affiliated Director or a member of his or her Immediate
        Family need only report a transaction in a security if such director, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a director, should have known that, during the 15-day period immediately preceding the date of the transaction by the
        director, such security was purchased or sold by an Advisory
        Client or was being considered for purchase or sale by an
        Advisory Client.

   (e)  In connection with a report, recommendation or decision of an
        Access Person to purchase or sell a security, the Companies may, in their discretion, require such Access Person to disclose his or her direct or indirect Beneficial Ownership of such security.
        Any such report may contain a statement that the report shall not be construed as an admission by the person making such report that he or she has any direct or indirect Beneficial Ownership in the security to which the report relates.

   (f)  The Legal Department shall identify all Access Persons who are required to make reports under this section and shall notify those persons of their reporting obligations hereunder. The Legal
        Department shall review, or determine other appropriate personnel to review, the reports submitted under this section.

7. Reports to Board

   At least annually, each Fund, WRIMCO and W&R shall provide the Fund's board of directors, and the board of directors shall consider, a written report that:

  (a) Describes any issues arising under this Code or the related procedures instituted to prevent violation of this Code since the last report to the board of directors, including, but not limited to, information about material violations of this Code or such procedures and sanctions imposed in response to such violations;
      and

  (b) Certifies that the Fund, WRIMCO and W&R, as applicable, have adopted procedures reasonably necessary to prevent Access Persons from violating this Code.

      In addition to the written report otherwise required by this section, all material violations of this Code and any sanctions imposed with respect thereto shall be periodically reported to the board of directors of the Fund with respect to whose securities the violation occurred.

8. Confidentiality of Transactions and Information

   Every Access Person shall treat as confidential information the fact that a security is being considered for purchase or sale by an
   Advisory Client, the contents of any research report, recommendation or decision, whether at the preliminary or final level, and the holdings of an Advisory Client and shall not disclose any such confidential information without prior consent from the Legal
   Department. Notwithstanding the foregoing, with respect to a Fund, the holdings of the Fund shall not be considered confidential after such holdings by the Fund have been disclosed in a public report to shareholders or to the Securities and Exchange Commission.

   Access Persons shall not disclose any such confidential information to any person except those employees and directors who need such information to carry out the duties of their position with the
   Companies.

9. Sanctions

   Upon discovering a violation of this Code, the Companies may impose such sanctions as it deems appropriate, including, without limitation, a letter of censure or suspension or termination of the employment of the violator.

10. Certification of Compliance

   Each Access Person, except a Non-Affiliated Director and members of his or her Immediate Family, shall annually certify that he or she has read and understands this Code and recognizes that he or she is subject hereto.

                     Appendix A to the Code of Ethics

                           "Beneficial Ownership"

   For purposes of this Code, "Beneficial Ownership" is interpreted in the same manner as it would be under Rule 16a-1(a)(2) of the
   Securities Exchange Act of 1934 in determining whether a person is the beneficial owner of a security for purposes of Section 16 of the
   Securities Exchange Act of 1934. In general, a "beneficial owner" of a security is any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares any direct or indirect pecuniary interest in the security.
   The Companies will interpret Beneficial Ownership in a broad sense.

   The existence of Beneficial Ownership is clear in certain situations, such as:  securities held in street name by brokers for an Access
   Person's account, bearer securities held by an Access Person, securities held by custodians, pledged securities, and securities held by relatives or others for an Access Person. An Access Person is also considered the beneficial owner of securities held by certain family members. The SEC has indicated that an individual is considered the beneficial owner of securities owned by such individual's Immediate
   Family. The relative's ownership of the securities may be direct
   (i.e., in the name of the relative) or indirect.

   An Access Person is deemed to have Beneficial Ownership of securities owned by a trust of which the Access Person is the settlor, trustee or beneficiary, securities owned by an estate of which the Access Person is the executor or administrator, legatee or beneficiary, securities owned by a partnership of which the Access Person is a partner, and securities of a corporation of which the Access Person is a director, officer or shareholder.

   An Access Person must comply with the provisions of this Code with respect to all securities in which such Access Person has a Beneficial
   Ownership.  If an Access Person is in doubt as to whether she or he has a Beneficial Ownership interest in a security, the Access Person should report the ownership interest to the Legal Department. An
   Access Person may disclaim Beneficial Ownership as to any security on required reports.

                                 APPENDIX B

                     POLICY STATEMENT ON INSIDER TRADING
                              November 15, 2000

   I.   Prohibition on Insider Trading

        All employees, officers, directors and other persons associated with the Companies as a term of their employment or association are forbidden to misuse in violation of Federal securities laws or other applicable laws material nonpublic information.

        This prohibition covers transactions for one's own benefit and also for the benefit of or on behalf of others, including the investment companies in the Waddell & Reed Advisors Group of
        Mutual Funds, W&R Funds, Inc. and W&R Target Funds, Inc. (the
        "Funds") or other investment Advisory Clients. The prohibition also covers the unlawful dissemination of such information to others. Such conduct is frequently referred to as "insider trading". The policy of the Companies applies to every officer, director, employee and associated person of the Companies and extends to activities within and outside their duties at the
        Companies. The prohibition is in addition to the other policies and requirements under the Companies' Code of Ethics and other policies issued from time to time. It applies to transactions in any securities, including publicly traded securities of
        affiliated companies (e.g., Waddell & Reed Financial, Inc.[1])

   [1]Reporting transactions in affiliated corporation securities is in addition to and does not replace the obligation of certain senior officers to file reports with the Securities and Exchange Commission.

        This Policy Statement is intended to inform personnel of the issues so as to enable them to avoid taking action that may be unlawful or to seek clearance and guidance from the Legal
        Department when in doubt. It is not the purpose of this Policy
        Statement to give precise and definitive rules which will relate to every situation, but rather to furnish enough information so that subject persons may avoid unintentional violations and seek guidance when necessary.

        All employees, officers and directors of the Companies will be furnished with or have access to a copy of this Policy Statement.
        Any questions regarding the policies or procedures described herein should be referred to the Legal Department. To the extent that inquiry of employees reveals that this Policy Statement is not self-explanatory or is likely to be substantively
        misunderstood, appropriate personnel will conduct individual or group meetings from time to time to assure that policies and procedures described herein are understood.

        The term "insider trading" is not defined in the Federal
        securities laws, but generally is used to refer to the use of material nonpublic information to trade in securities (whether or not one is an "insider") or to communications of material
        nonpublic information to others. In addition, there is no
        definitive and precise law as to what constitutes material nonpublic information or its unlawful use. The law in these areas has been developed through court decisions primarily interpreting basic anti-fraud provisions of the Federal securities laws. There is no statutory definition, only statutory sanctions and
        procedural requirements.

        While the law concerning insider trading is not static, it is generally understood that the law is as follows:

        (a)  It is unlawful for any person, directly or indirectly, to purchase, sell or cause the purchase or sale of any
             security, either personally or on behalf of or for the
             benefit of others, while aware of material, nonpublic
             information relating thereto, if such person knows or
             recklessly disregards that such information has been
             obtained wrongfully, or that such purchase or sale would
             constitute a wrongful use of such information. The law
             relates to trading by an insider while aware of material,
             nonpublic information or trading by a non-insider while
             aware of material, nonpublic information, where the
             information either was disclosed to the non-insider in
             violation of an insider's duty to keep it confidential or
             was misappropriated.

        (b)  It is unlawful for any person involved in any transaction which would violate the foregoing to communicate material, nonpublic information to others (or initiate a chain of
             communication to others) who purchase or sell the subject
             security if such sale or purchase is reasonably foreseeable.

        The major elements of insider trading and the penalties for such unlawful conduct are discussed below. If, after reviewing this
        Policy Statement, you have any questions, you should consult the
        Legal Department.

        1.   Who is an Insider?  The concept of "insider" is broad. It
             includes officers, directors and employees of the company in possession of nonpublic information. In addition, a person can be a "temporary insider" if he or she enters into a
             special confidential relationship in the conduct of the
             company's affairs and as a result is given access to
             information solely for the company's purposes. A temporary insider can include, among others, a company's attorneys,
             accountants, consultants, bank lending officers, and certain of the employees of such organizations. In addition, the
             Companies may become a temporary insider of a company it
             advises or for which it performs services.

        2.   What is Material Information?  Trading on inside information is not a basis for liability unless the information is
             material. "Material information" includes information that a reasonable investor would be likely to consider important in making an investment decision, information that is
             reasonably certain to have a substantial effect on the price of a company's securities if publicly known, or information which would significantly alter the total mix of information available to shareholders of a company. Information that one may consider material includes information regarding
             dividends, earnings, estimates of earnings, changes in
             previously released earnings estimates, merger or
             acquisition proposals or agreements, major litigation,
             liquidation problems, new products or discoveries and
             extraordinary management developments. Material information is not just information that emanates from the issuer of the security, but includes market information such as the intent of someone to commence a tender offer for the securities, a favorable or critical article in an important financial
             publication or information relating to a Fund's buying
             program.

        3.   What is Nonpublic Information?  Information is nonpublic
             until it has been effectively communicated to the
             marketplace and is available to investors generally. One
             must be able to point to some fact to show that the
             information is generally public. For example, information
             found in a report filed with the SEC, or appearing in The
             Wall Street Journal or other publications of general
             circulation would be considered public.

        4.   When is a Person Aware of Information?  A person is "aware"
             of material nonpublic information if he or she has knowledge or is conscious or cognizant of such information. Once a
             person is aware of material, nonpublic information, he or
             she may not buy or sell the subject security, even though
             the person is prompted by entirely different reasons to make the transaction, if such person knows or recklessly
             disregards that such information was wrongfully obtained or will be wrongfully used. Advisory personnel's normal
             analytical conclusions, no matter how thorough and
             convincing, can temporarily be of no use if the analyst has material nonpublic information, which he or she knows or
             recklessly disregards is information which was wrongfully
             obtained or would be wrongfully used.

        5.   When Is Information Wrongfully Obtained or Wrongfully Used?
             Wrongfully obtained connotes the idea of gaining the
             information from some unlawful activity such as theft,
             bribery or industrial espionage. It is not necessary that
             the subject person gained the information through his or her own actions. Wrongfully obtained includes information gained from another person with knowledge that the information was so obtained  or with reckless disregard that the information was so obtained. Wrongful use of information concerns
             circumstances where the person gained the information
             properly, often to be used properly, but instead used it in violation of some express or implied duty of
             confidentiality. An example would be the personal use of
             information concerning Funds' trades. The employee may need to know a Fund's pending transaction and may even have
             directed it, but it would be unlawful to use this
             information in his or her own transaction or to reveal it to someone he or she believes may personally use it. Similarly, it would be unlawful for a person to use information
             obtained from a family member if the person has agreed to
             keep the information confidential or knows (or reasonably
             should know) that the family member expected the information to be kept confidential.

        6.   When Is Communicating Information (Tipping) Unlawful?  It is
             unlawful for a person who, although not trading himself or herself, communicates material nonpublic information to
             those who make an unlawful transaction if the transaction is reasonably foreseeable. The reason for tipping the
             information is not relevant. The tipper's motivation is not of concern, but it is relevant whether the tipper knew the information was unlawfully obtained or was being unlawfully used. For example, if an employee tips a friend about a
             large pending trade of a Fund, why he or she did so is not relevant, but it is relevant that he or she had a duty not to communicate such information. It is unlawful for a tippee to trade while aware of material nonpublic information if he or she knew or recklessly ignored that the information was wrongfully obtained or wrongfully communicated to him or her directly or through a chain of communicators.

   II.  Penalties for Insider Trading

        Penalties for unlawful trading or communication of material nonpublic information are severe, both for individuals involved in such unlawful conduct and their employers. A person can be subject to some or all the penalties below even if he or she does not personally benefit from the violation. Penalties include civil injunctions, treble damages, disgorgement of profits, jail sentences, fines for the person who committed the violation and fines for the employer or other controlling person. In addition, any violation of this Policy Statement can be expected to result in serious sanctions by any or all of the Companies, including, but not limited to, dismissal of the persons involved.

   III. Monitoring of Insider Trading

        The following are some of the procedures which have been
        established to aid the officers, directors and employees of the
        Companies in avoiding insider trading, and to aid the Companies in preventing, detecting and imposing sanctions against insider trading. Every officer, director and employee of the Companies must follow these procedures or risk serious sanctions, including dismissal, substantial liability and criminal penalties. If you have any questions about these procedures, you should consult the
        Legal Department.

        A.   Identifying Inside Information
             Before trading for yourself or others in the securities of a company about which you may have potential inside
             information, ask yourself the following questions:

             (1)  Is the information material?  Is this information that an investor would consider important in making his or
                  her investment decisions?  Is this information that
                  would substantially affect the market price of
                  securities if generally disclosed?

             (2)  Is the information nonpublic?  To whom has this
                  information been provided?  Has the information been
                  effectively communicated to the marketplace by being
                  published in a publication of general circulation?

             (3)  Do you know or have any reason to believe the
                  information was wrongfully obtained or may be
                  wrongfully used?

             If after consideration of the above, you believe that the
             information is material and nonpublic and may have been
             wrongfully obtained or may be wrongfully used, or if you
             have questions as to whether the information is material or nonpublic or may have been wrongfully obtained or may be
             wrongfully used, you should take the following steps:

             (1)  Report the matter immediately to the Legal Department.

             (2)  Do not purchase or sell the securities on behalf of
                  yourself or others.

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